Exhibit 99.4

GULF LNG HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$46,561	$46,522
Operating Costs and Expenses
Operations and maintenance	3,671	3,406
Depreciation and amortization	8,751	8,752
Taxes, other than income taxes	1,858	2,126
Total Operating Costs and Expenses	14,280	14,284
Operating Income	32,281	32,238
Interest expense, net	(8,625)	(8,730)
Affiliate interest expense, net	—	(295)
Net Income	23,656	23,213

Other Comprehensive (Loss) Income
Change in fair value of derivatives utilized for hedging purposes	(6,186)	3,150
Reclassification of change in fair value of derivatives to net income	5,346	5,236
Total Other Comprehensive (Loss) Income	(840)	8,386
Comprehensive Income	$22,816	$31,599

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,387	$5,615
Accounts receivable, net	2,316	1,932
Prepaid expenses	1,111	1,147
Total current assets	8,814	8,694
Property, plant and equipment, net	930,184	938,625
Unamortized debt issue costs	9,634	9,970
Fair value of derivative contracts	1,151	2,367
Deferred charges and other assets	1,740	1,668
Total Assets	$951,523	$961,324

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of debt	$37,184	$36,686
Accounts payable	2,577	3,921
Fair value of derivative contracts	17,629	17,863
Accrued taxes, other than income	1,872	7,464
Deferred revenues	13,862	13,862
Other current liabilities	1,328	1,377
Total current liabilities	74,452	81,173

Long-term liabilities and deferred credits
Long-term debt	714,049	723,677
Fair value of derivative contracts	42,031	41,872
Other long-term liabilities and deferred credits	6,539	7,566
Total long-term liabilities and deferred credits	762,619	773,115
Total Liabilities	837,071	854,288

Commitments and contingencies (Note 4)

Members’ equity	206,064	197,808
Accumulated other comprehensive loss	(91,612)	(90,772)
Total Members’ Equity	114,452	107,036
Total Liabilities and Members’ Equity	$951,523	$961,324

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net income	$23,656	$23,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,751	8,752
Amortization of debt issue costs	336	339
Other non-cash items	444	475
Changes in components of working capital:
Accounts receivable	(384)	2,058
Accounts payable	(1,346)	56
Accrued taxes, other than income	(5,592)	(5,958)
Other current assets and liabilities	(1,907)	25
Other long-term assets and liabilities	353	(505)
Net Cash Provided by Operating Activities	24,311	28,455

Cash Flows From Investing Activities
Capital expenditures	(9)	(200)
Net Cash Used in Investing Activities	(9)	(200)

Cash Flows From Financing Activities
Payments of debt	(9,130)	(8,881)
Repayment of notes payable to affiliate	—	(9,836)
Contributions from Members	1,600	—
Distributions to Members	(17,000)	(14,869)
Net Cash Used in Financing Activities	(24,530)	(33,586)

Net Decrease in Cash and Cash Equivalents	(228)	(5,331)

Cash and Cash Equivalents, beginning of period	5,615	11,070
Cash and Cash Equivalents, end of period	$5,387	$5,739

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
(In Thousands)
(Unaudited)

Balance at December 31, 2012	$59,724
Net income	23,213
Distributions to Members	(14,869)
Other comprehensive income	8,386
Balance at March 31, 2013	$76,454

Balance at December 31, 2013	$107,036
Net income	23,656
Contributions from Members	1,600
Distributions to Members	(17,000)
Other comprehensive loss	(840)
Balance at March 31, 2014	$114,452

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. General

Organization

Gulf LNG Holdings Group, LLC (including its wholly owned subsidiaries) is a limited liability company owned 50% by wholly and partially owned subsidiaries of GE Energy Financial Services and 50% by Southern Gulf LNG Company, LLC (Southern GLNG), an indirect subsidiary of Kinder Morgan, Inc. (KMI).  Effective at close of business on April 30, 2014, El Paso Pipeline Partners, L.P. (EPB), another indirect subsidiary of KMI, acquired Southern GLNG from KMI.

We own a liquefied natural gas (LNG) receiving, storage and regasification terminal near Pascagoula, Mississippi as well as pipeline facilities to deliver vaporized natural gas into third party pipelines for delivery into various markets around the country. Southern GLNG operates these facilities under an operation and maintenance agreement. For a further discussion, see Note 3.

Basis of Presentation

We have prepared the accompanying unaudited consolidated financial statements in accordance with accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States and referred to in this report as the Codification. Under such rules, we have condensed or omitted certain information and notes normally included in financial statements prepared in conformity with the Codification. We believe, however, that our disclosures are adequate to make the information presented not misleading.

The financial statements as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 are unaudited. We derived the balance sheet as of December 31, 2013 from our 2013 audited balance sheet. In addition, our accompanying consolidated financial statements reflect normal adjustments that are, in the opinion of our management, necessary for a fair presentation of our financial results for the interim periods and certain amounts from prior periods have been reclassified to conform to the current presentation. We reclassified approximately $2 million of derivative liabilities to derivative assets on our Consolidated Balance Sheet as of December 31, 2013 to present the fair value of our derivative contracts on a gross basis. See Note 2 for further discussion. Interim results are not necessarily indicative of results for a full year; accordingly, you should read these consolidated financial statements in conjunction with our audited financial statements and related notes for the year ended December 31, 2013 (2013 audited financial statements).

We have evaluated subsequent events through June 11, 2014, the date our financial statements are available to be issued.

2. Fair Value

As of March 31, 2014 and December 31, 2013, our financial instruments measured at fair value on a recurring basis consist of our interest rate swaps. We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data used to determine the estimated fair value. We estimated the fair values of our interest rate derivatives and long-term debt primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the three months ended March 31, 2014, there were no changes to the inputs and valuation techniques used to measure fair value of these instruments, or the levels in which they were classified.

The following table reflects the carrying amount and estimated fair value of our debt (in millions):

	March 31, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Total debt	$751	$772	$760	$766

As of March 31, 2014 and December 31, 2013, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent their fair values based on the short-term nature of these instruments.

Interest Rate Derivatives

We have long-term debt with a variable interest rate that exposes us to changes in market-based interest rates. As of March 31, 2014 and December 31, 2013, these interest rate swaps converted the interest on approximately $556 million of debt from a variable rate to a fixed rate of approximately 3.7% and 3.9%, respectively. Payments on the swap arrangements are made at the end of each quarter. See our 2013 audited financial statements for further discussion of our interest rate swaps.

Our derivatives are designated as cash flow hedges and impact our expenses based on the nature and timing of the transaction that they hedge. Changes in the fair value of our derivatives are deferred in “Accumulated other comprehensive loss” in our Consolidated Balance Sheets to the extent they are effective and then recognized in earnings when the hedged transactions occur. Ineffectiveness related to our hedges is recognized in earnings as it occurs. There was no ineffectiveness recognized during the three months ended March 31, 2014 and 2013.

As of March 31, 2014 and December 31, 2013, the fair values of our interest rate derivatives designated as a cash flow hedge was presented on a gross basis on our accompanying Consolidated Balance Sheets. If we had elected to net derivative contracts subject to counterparty contracts where we have the rights of offset, the impact would have reduced our derivative assets and liabilities by $1 million as of March 31, 2014 and $2 million as of December 31, 2013. As of March 31, 2014 and December 31, 2013, we classified approximately $18 million as current liabilities on our Consolidated Balance Sheets. During each of the three months ended March 31, 2014 and 2013, we reclassified approximately $5 million from “Accumulated other comprehensive loss” into “Interest expense, net” on our Consolidated Statements of Income and Comprehensive Income. We anticipate that approximately $18 million will be reclassified from “Accumulated other comprehensive loss” to “Interest expense, net” on our Consolidated Statement of Income and Comprehensive Income during the next twelve months.

As of March 31, 2014 and December 31, 2013, our “Accumulated other comprehensive loss” includes $33 million and $34 million, respectively, of capitalized interest rate swap settlements applicable to the pre-operational construction period. This loss will be reclassified into “Depreciation and amortization” on our Consolidated Statements of Income and Comprehensive Income over the life of the related property, plant and equipment. During each of the three months ended March 31, 2014 and 2013, we reclassified approximately $301 thousand into “Depreciation and amortization” on our Consolidated Statements of Income and Comprehensive Income.

3. Related Party Transactions

Affiliate Agreement

Pursuant to an operation and maintenance agreement, Southern GLNG is responsible for operating and maintaining our facilities as well as providing certain other commercial, administrative and other services as identified in the operating agreement. We agreed to reimburse Southern GLNG for internal, overhead and third party costs under this agreement. During each of the three months ended March 31, 2014 and 2013, we paid approximately $3 million under this agreement.

Other Affiliate Balances

As of March 31, 2014 and December 31, 2013, we had accounts receivable with our affiliates arising in the ordinary course of business of $658 thousand and $287 thousand, respectively. As of March 31, 2014 and December 31, 2013, we had accounts payable with our affiliates arising in the ordinary course of business of approximately $3 million and $4 million, respectively.

Other Affiliate Transaction

In conjunction with EPB's acquisition of Southern GLNG effective as of the close of business on April 30, 2014, KMI has agreed to indemnify us with respect to a proportionate 50% share of our approximately $751 million in outstanding debt as of April 30, 2014.  KMI would be obligated to perform under this indemnity only if we are unable, and our assets were insufficient, to satisfy our obligations.

4. Litigation and Environmental Matters

We are party to various legal, regulatory and other matters arising from the day-to-day operations of our business that may result in claims against us. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend these matters. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such contingencies based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed. We had no accruals for any outstanding legal proceedings as of March 31, 2014 and December 31, 2013.

Environmental Matters

We are subject to environmental cleanup and enforcement actions from time to time. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from operations, could result in substantial costs and liabilities to us. We had no accruals for environmental matters as of March 31, 2014 and December 31, 2013. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters.